Exhibit 10.2
EMPLOYMENT TRANSITION, SEPARATION AND CONSULTATION AGREEMENT
This Employment Transition, Separation and Consultation Agreement (this “Agreement”) is entered into between Nektar Therapeutics, a Delaware corporation, defined to include its affiliated companies (including subsidiaries), employees, officers, directors, managers, agents, and shareholders, successors, assigns, and representatives (collectively, the “Company”), and

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(hereafter “you,” “your,” “I” or “Employee”) (collectively with the Company, the “Parties”).

WHEREAS, on April 25, 2022 (your “Notice Date”), you were provided notice that your last day of employment with the Company will be June 30, 2022 (the “Separation Date”); and
WHEREAS, pursuant to the terms of this Agreement, the Parties intend to separate from their employment relationship, and further intend to have you provide consulting services to the Company for a limited time to ensure the orderly transition of your duties and for the Company to receive the benefit of your executive leadership in helping guide the Company in it restructuring efforts, which Agreement also contemplates the execution of a standard release to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that you may have against the Company and/or any of the Released Parties, as defined in the standard release, including, but not limited to, any and all claims arising out of or in any way related to your employment with or separation from the Company;

NOW, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    Transition Services and Compensation During the Transition Period.
(a)     Transition Services During the Transition Period. From the Notice Date through the Separation Date (the “Transition Period”), you will continue to carry out those duties assigned to you by your manager, with the understanding that those duties will include efforts to provide for the orderly transition of your duties and to help guide the Company in its restructuring efforts using your executive leadership. During the Transition Period, you shall continue to abide by that certain employment agreement, dated as of December 4, 2019, by and between you and the Company (the “Employment Agreement”), as well as all of the Company’s policies and procedures in effect from time to time, and continue to perform all employment duties requested by your manager in good faith to the best of your abilities. Your employment with the Company during the Transition Period will continue and the compensation and benefits you receive during the Transition Period are not dependent upon you signing this Agreement. Your employment during the Transition Period does not alter your status as an at-will employee and does not constitute a guarantee of employment for any duration. Either you or the Company

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may terminate your employment with the Company at any time, with or without advance notice, for any reason, provided, however, if you resign or otherwise terminate your employment with the Company prior to the Separation Date, you will not be eligible for the consideration set forth in Section 1 of the Standard Release (as defined below).

(b)    Compensation and Benefits During the Transition Period. During the Transition Period, you will be paid at your current semi-monthly base compensation in accordance with the Company’s normal payroll practices (which is subject to the usual, required deductions and withholdings). Accordingly, subject to the other provisions in this Agreement, you shall be entitled through the Separation Date to the same rights, benefits, equity, salary, and vesting of equity awards, under any employee benefit or compensation plan or program sponsored by Company or any of its parent, subsidiary or affiliated entities as (as such benefit, plan or program may be amended from time to time) that you were eligible for immediately prior to the Notice Date. You will not, however, be entitled to any cash bonuses (such as the annual bonus) or any further grants of performance equity awards (e.g., grants of stock options or restricted stock units) pursuant to the 2022 Performance Review Process (and any subsequent year’s performance review process) or other compensation or benefits following your Separation Date, except as provided by this Agreement.

2.    Separation from the Company.

        (a)    Date and Time of Separation. At 11:59 p.m. Pacific Time on the Separation Date your employment in any capacity for the Company will terminate. Following the Separation Date, you shall not be authorized to transact any business on behalf of the Company unless authorized to do so in writing by an officer of the Company.

(b)    Payment of Salary and Expenses on Your Separation Date. On your Separation Date, the Company will pay you a total of (i) all accrued and unpaid salary through the Separation Date, and (ii) an amount equal to your effective hourly rate multiplied by the number of hours of accrued, but unused, paid time off (collectively, (i) and (ii), the “Accrued Obligations”). In the event that you have a negative paid time off balance, you agree that an amount (as calculated in the same manner used above in Section 2(b)(ii)) will be deducted from the Accrued Obligations, to the extent permitted by applicable law. You further agree that, by the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice. In connection with the Separation Date, you and the Company will enter into a standard release (the “Standard Release,” the form of which shall be in substantial accordance with the “Standard Release” attached hereto as Exhibit A) which will include an acknowledgement and representation that, upon receiving the Accrued Obligations, you will have received all salary, wages, eligible bonuses, accrued vacation and paid time off, and all other benefits and compensation due to you through the Separation Date.

(c)     Older Worker Benefit Protection Act Disclosure. In accordance with the Older Worker Benefit Protection Act (OWBPA), the Company discloses to you the Company’s OWBPA Disclosure attached hereto and incorporated herein as Attachment A. You acknowledge and agree the Company provided you with the following: (i) information that describes the group of individuals to whom the Company is offering severance benefits in exchange for a release of claims; (ii) information regarding the

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eligibility factors for inclusion in that group; (iii) information regarding the time limits applicable to that offer; (iv) information regarding the job titles and ages of all individuals to whom the Company is offering a severance payment in exchange for a release of claims; and (v) information regarding the ages of all individuals to whom the Company did not offer a severance payment in exchange for a release of claims but who were in the same job classifications or organizational unit as any individual covered in the group described in (iv) as required by the OWBPA.

3.    Employee Acknowledgements. You agree, acknowledge and affirm, as of and through the date of your signature to this Agreement (the “Signature Date”): (a) you received all earned salary, accrued paid time off, and all other earned compensation and benefits due to you through the Signature Date as a result of services you performed for the Company; (b) you reported to the Company any and all work-related injuries incurred during your employment; (c) the Company properly provided any leave of absence because of your or a family member’s health condition, and you have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (d) you provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any Released Party; (e) you have not solicited or assisted (except as provided in the Agreement or under applicable law) in any way an existing or former Company employee or shareholder in bringing an action or claim against the Company; (f) you have not filed and do not have pending any complaints, charges or lawsuits against any Released Party with any governmental agency or any court, and that you will not initiate or encourage any such actions in any manner contrary to the terms of this Agreement; and (g) you have not raised a claim, including but not limited to, unlawful discrimination; harassment; sexual harassment, abuse, assault, or other criminal conduct; failure to prevent an act of workplace harassment or discrimination; or retaliation in a court or government agency proceeding, in an alternative dispute resolution forum, or through the Company’s internal complaint process, involving any Released Party.
4.    Consulting Services.
(a)     Consulting Services and Term. Immediately effective upon the Separation Date you will serve as an independent contractor to the Company to provide estimated and projected valuations of business and product opportunities, and to perform such other tasks as may be reasonably requested by the Company’s Chief Executive Officer or his designee (such services, the “Consulting Services”). You agree to begin providing the Consulting Services immediately following the Separation Date through December 31, 2022, or such earlier date as you or the Company determine (the “Consulting Services Term”). Generally, during the Consulting Services Term, you are expected to be available upon reasonable notice for consultation by phone and email during regular business hours. During the Consulting Services Term, you will have no authority to represent the Company to third parties or to bind the Company to any contractual obligations, whether written, oral or implied, or represent that you have such authority, unless authorized to do so in writing by an officer of the Company. During the Consulting Services Term, you shall continue to abide by all of the Company's policies and procedures in effect from time to time and perform duties requested of you in good faith to the best of your abilities.
(b)    Consideration and Fee Reimbursement during the Consulting Services Term. During the Consulting Services Term, the Company will compensate you with a monthly retainer of twenty thousand dollars ($20,000.00) per month (the “Monthly

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Retainer”) regardless of the number of hours of Consulting Services you provide to the Company. You will record the hours of Consulting Services you provide to the Company in any given month against the Monthly Retainer at the rate of $335.00 per hour. The Parties agree that the total number of hours of Consulting Services you provide during the Consulting Services Term shall not exceed twenty percent (20%) of the total number of hours of services you provided in a thirty six-month period as an employee of the Company prior to the Separation Date (the “Consulting Services Ceiling”). So long as the Consulting Services Ceiling at the end of the Consulting Services Term will not be exceeded, for each hour of Consulting Services that you provide to the Company in excess of sixty (60) hours per calendar month (an “Excess Hour”), you will be compensated at an hourly rate of $335.00 per Excess Hour. You will also be reimbursed for reasonable out-of-pocket travel costs and other expenses that are approved in advance by email or writing by Company's Chief Operating Officer or his designee. Any approved air travel during the Consulting Services Term may be ticketed in business class. All required Company travel time during the Consulting Services Term shall be billed to the Company at $250.00 per hour calculated from portal-to-portal.
(c)    Invoices. After each complete calendar month during the Consulting Services Term, you shall provide to the Company on or before the seventh (7th) calendar day of the immediately following month an invoice for payment of (i) the Monthly Retainer, and (ii) your Excess Hours for such month, which shall be invoiced at $335.00 per Excess Hour (with the understanding that the Consulting Services Ceiling cannot be exceeded by the end of the Consulting Services Term). In addition, you shall provide to the Company within seven (7) days after the end of each calendar month during the Consulting Services Term a true and correct invoice for any pre-approved reasonable out-of-pocket travel costs and other expenses incurred during the prior month. The Company shall pay each invoice within thirty (30) business days of receiving such invoice from you. You shall submit each invoice and direct all communications to the Company’s Senior Vice President, Human Resources (or such other person as delegated by the Senior Vice President, Human Resources).
(d)    Independent Contractor Status. It is the express intention of you and the Company that, during the Consulting Services Term, you shall be an independent contractor, and shall be classified by the Company as such for all purposes, and shall not be an officer, employee, agent, joint venturer, or partner of the Company. Accordingly, you shall not be entitled to earn or accrue during the Consulting Services Term any bonus, salary, benefits sponsored by the Company or any of its parent, subsidiary or affiliated entities at any time, including, but not limited to health, dental, vision, 401(k), or other employee welfare benefits, and you shall be solely responsible for your insurance, taxes, fees, licenses, costs, equipment, expenses, and providing your own office space, if necessary, to perform your duties as a consultant. Nothing in this Agreement shall be interpreted or construed as creating or establishing an employment relationship between you and the Company at any time after the Separation Date. You will receive a Form 1099 for services performed for the Company during the Consulting Services Term.
(e)    Equity Awards.
(i)    Equity and Change of Control From July 1, 2022 Through to December 31, 2022. Subject to this Section 4(e), after the Separation Date (including during the Consulting Services Term), you will not continue to vest in your equity awards, although your right to exercise vested and outstanding stock

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options as of the Separation Date, pursuant to your equity award notices and agreements issued to you thereunder (collectively, the “Award Agreements”), will continue during the Consulting Services Term and the post-termination exercise period as set forth in further detail in Section 4(e)(ii) below. Notwithstanding anything to the contrary, with regard to the treatment of your outstanding and unvested equity awards (as those awards existed immediately prior to your Separation Date) from July 1, 2022, through to December 31, 2022, if (i) a “Change of Control” (as that term is defined in Section 3.5 of the Nektar Therapeutics Amended and Restated Change of Control Severance Benefit Plan, as amended from time to time (the “CIC Plan”)) occurs and such Change of Control transaction closes during the period commencing on July 1, 2022 through December 31, 2022, and (ii) at least two (2) “Officer Participants” (as that term is defined in the CIC Plan) who each report directly to the Company’s Chief Executive Officer and are each involuntarily terminated within three months following the closing of such Change of Control (not to exceed March 31, 2023) and such involuntary terminations each qualify as a Covered Termination (as that term is defined in the CIC Plan), then such outstanding and unvested equity awards (as those awards existed immediately prior to the Separation Date) shall be treated in the same manner as the outstanding and unvested equity awards held by those Officer Participants who were subject to the Covered Termination. For the avoidance of doubt, any termination or other forfeiture of the unvested portion of your equity awards that would otherwise occur upon the Separation Date will be delayed to effect the terms of this Section 4(e)(i) and such termination or forfeiture of such unvested equity awards will subsequently automatically occur if any vesting pursuant to this subsection does not occur, which in all cases cannot be later than March 31, 2023. Further, you acknowledge and agree that any unvested stock options and unvested restricted stock units held by you (after giving effect to any acceleration of vesting provided herein), shall be forfeited immediately and no later than April 1, 2023.
(ii)    Provisions Concerning Exercise Period After the Consulting Services Term. Notwithstanding anything to the contrary in the applicable equity incentive plan (collectively, the “Equity Plans”) and Award Agreements, your right immediately following the Consulting Services Term to exercise vested stock options shall end on the earlier of (i) June 30, 2023, or (ii) the expiration of the term of your stock options. Except as set forth in this Agreement, your stock options and restricted stock units (if any) continue to remain subject to all other terms and conditions of the applicable Equity Plans and Award Agreements.
(iii)    Equity and No Change of Control by January 1, 2023. In the event no Change of Control (and the closing of such Change of Control) has occurred by January 1, 2023, you acknowledge and agree that any unvested stock options and unvested restricted stock units held by you on December 31, 2022 shall be forfeited immediately effective as of January 1, 2023.

5.    Confidentiality of this Agreement. Except as permitted by the terms of this Agreement and applicable laws, the provisions of this Agreement shall be held in strictest confidence by you and shall not be publicized or disclosed in any manner whatsoever by you at any time to any person other than your lawyer or accountant, a governmental agency, or your immediate family without the prior written consent of an officer of the Company, except as necessary in any legal proceedings directly related to the provisions and terms of this

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Agreement, to prepare and file income tax forms, or as required by court order after reasonable notice to the Company.
6.    Proprietary Information. You acknowledge access to and receipt of confidential business and proprietary information regarding the Company and its partners during the time of your employment with the Company. This information may be in a variety of paper and electronic forms. You agree not to make any such information known to any member of the public and to comply with all applicable ethical responsibilities related to client confidences and secrets. You further agree to maintain and not destroy any such information in your possession, and to return to the Company prior to the Separation Date all confidential and proprietary information and all other Company property (other than Personal IT Equipment so long as you sign the Standard Release and it becomes effective), as well as all copies or excerpts of any property, files or documents obtained as a result of employment with the Company, except those items that the Company specifically agrees in writing to permit you to retain.
7.    Return of Company Property. Other than your facility badge, any parking garage badges, and (so long as you sign the Standard Release and it becomes effective) Personal IT Equipment, you agree that, by the Separation Date, you will return to the Company all Company documents (and all copies thereof whether in physical or electronic format) and other Company property in your possession or control, including, but not limited to: Company files, email, electronic messages, notes, memoranda, correspondence, agreements, draft documents, notebooks, logs, drawings, records, plans, proposals, reports, forecasts, financial information, sales and marketing information, research and development information, personnel information, specifications, computer-recorded information, tangible property, credit cards, and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). If you have used any personal computer, server, or electronic system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems. You agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion has been completed. You agree not to retain any paper or electronic copies of any Company documents or data (including but not limited to email and electronic messages) other than this Agreement and other documents evidencing your employment relationship with the Company.
8.     Non-Disparagement. Except as permitted by the terms of this Agreement and applicable laws, you agree not to make statements to clients, customers, partners, or suppliers of the Company that are any way disparaging or negative towards any of the Released Parties.
9.    Entire Agreement; Modification. This Agreement is governed by California law. This Agreement constitutes the complete and only agreement between you and the Company on these subjects. In entering this Agreement, you are not relying on any promise or representation, written or oral, other than those expressly contained in this Agreement. Any prior agreements between or directly involving you and the Company are superseded by this Agreement, except for your Equity Plans, and Award Agreements. This Agreement may not be modified except in a writing signed by both you and a Senior Vice President of the Company (other than yourself). This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Released Parties, their heirs, successors and assigns.

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Any determination that a provision of this Agreement is invalid or unenforceable, in whole or in part, will not affect any other provision of this Agreement, and the provision in question shall be modified by the court so as to be rendered enforceable in accordance with the intent of the parties to the extent possible.
10.    General. The headings in this Agreement are provided for reference only and shall not affect the substance of this Agreement. This Agreement may be signed in counterparts. This Agreement may be executed by electronic means and such signatures shall be deemed to bind each Party with the same force and effect as a handwritten signature.
[Remainder of Page Intentionally Left Blank]

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If this Agreement is acceptable to you, please sign below and return the original to Human Resources no later than Thursday, June 30, 2022. The Company’s offer to enter this Agreement will automatically expire if we do not receive your executed Agreement by the aforementioned time period.

I acknowledge and agree that I have read and understand this Agreement, am signing this Agreement knowing I could be waiving valuable rights, and acknowledge that this Agreement is final and binding.
JOHN NORTHCOTT        Position: SVP & Chief Commercial Officer

/s/ John Northcott        Dated (the “Signature Date”): 6/29/2022

Nektar Therapeutics
By: /s/ Howard W. Robin        Dated: 6/29/2022
Howard W. Robin
President and Chief Executive Officer

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EXHIBIT A
STANDARD RELEASE

This standard release (“Standard Release”) is entered into between Nektar Therapeutics, a Delaware corporation, defined to include its affiliated companies (including subsidiaries), employees, officers, directors, managers, agents, and shareholders, successors, assigns, and representatives (collectively, the “Company”), and

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(hereafter “you,” “your,” “I” or “Employee”) (collectively with the Company, the “Parties”), and is supplemental to that certain Employment Transition, Separation and Consultation Agreement (the “Agreement”) entered into by you and the Company on .

WHEREAS, You and the Company entered into an Employment Transition, Separation and Consultation Agreement, to, among other things, provide for the orderly transition of your duties;

WHEREAS, the Parties wish to provide for the releases as set forth herein with immediate effect upon the Separation Date (as that term is defined in the Agreement);

NOW, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    Consideration. In exchange for your promises in this Standard Release, you understand the Company is offering you: (a) severance; (b) COBRA payments; (c) outplacement services; and any other consideration specifically set forth below. You acknowledge and agree that the consideration given under this Standard Release is in addition to anything of value to which you already were entitled and would not have been provided to you if you had not entered into this Standard Release. Although the Company will calculate any deductions and withholdings based on the Company’s understanding of applicable law using the information the Company has in its payroll system at the time of disbursing any consideration provided to you under this Standard Release, you acknowledge and agree that you are solely responsible for your personal tax liability associated with such consideration.
(a)    Severance. Subject to applicable deductions and withholdings and so long as you have not resigned prior to the Separation Date and otherwise have successfully completed the Transition Period (as that term is defined in the Agreement), and within thirty (30) days of the Standard Release becoming effective (provided, that such date shall be no later than March 15, 2023), the Company will pay you, in a lump sum, the amount of $921,206.25 (the “Severance Payment”) calculated as the sum of (i) your annual base pay of $695,250.00 and (ii) $225,956.25, which corresponds to your bonus target of fifty percent (50%) of your annual base pay ($695,250.00) multiplied by the expected pay-out percentage used by the Company for its GAAP financial statements in the previous quarter, which was sixty-five percent (65%) for the first quarter of 2022.

(b)    COBRA Payments. If you are eligible for and meet all requirements for timely election of COBRA coverage, the Company will pay for certain premiums for your group medical, dental, employee assistance program (EAP) and vision plan COBRA coverage from July 1, 2022 through June 30, 2023; provided, however, that the Company may cease paying the premiums for such continuation coverage at any time you become eligible for similar group coverage (medical, dental, or vision, as applicable) from another employer. No provision of the Agreement or this Standard Release will affect the continuation coverage rules under COBRA, except that the Company’s payment of COBRA premiums, if any, will be credited as payment by you for purposes of payments required for COBRA coverage. If the Company determines that it cannot pay such premiums to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above, and such payments to you shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

(c)    Career Transition Services. To assist you in your job search, the Company will pay for up to six (6) months of career transition services to be provided by the Company’s outplacement services provider, provided that you must initiate your request for these services no earlier than one (1) month before, and no later than three (3) months after, your Separation Date.

(d)     Transfer of Title to Personal Information Technology Equipment. Subject to the Company’s standard process for removing access to the Company’s electronic communications, applications and file storage systems, the Company will assign to you any Company-issued mobile phone, laptop computer, tablet, monitor, printer, keyboard, headset, speaker, desk, chair and mouse, in each case, currently in your possession at your residence (the “Personal IT Equipment”). In accepting the ownership of this Personal IT Equipment, you agree to remove and destroy (and otherwise not use) any Company confidential and proprietary content, as well as any third-party confidential and proprietary content. You further agree you are solely responsible for using any Personal IT Equipment in accordance with applicable laws and regulations, and you will dispose of any Personal IT Equipment in accordance with manufacturer recommendations, as well as local, state and federal regulations.

You understand that you are not entitled and will not be provided the above consideration if you do not enter into this Standard Release and the Standard Release becoming effective.

2.    Employee Acknowledgements. You agree and acknowledge that as of the Separation Date: (a) you received all earned salary, accrued paid time off, and all other earned compensation and benefits due to you through the Separation Date as a result of services you performed for the Company; (b) you reported to the Company any and all work-related injuries incurred during your employment; (c) the Company properly provided any leave of absence because of your or a family member’s health condition, and you have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (d) you provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any Released Party; (e) you have not solicited or assisted (except as provided in the Agreement, this Standard Release or under applicable law), in any way an existing or former Company employee or shareholder in bringing an action or claim against the Company; (f) you confirm that you have not filed and do not have pending any complaints, charges or lawsuits against any Released Party with any governmental agency or any court, and you agree that you will not initiate or encourage any such actions in any manner contrary to the terms of this Standard Release; and (g) you affirm that you have not raised a claim, including but not limited to, unlawful discrimination; harassment; sexual harassment, abuse, assault, or other criminal conduct; failure to prevent an act of workplace harassment or discrimination; or retaliation in a court or government agency proceeding, in an alternative dispute resolution forum, or through the Company’s internal complaint process, involving the Released Parties.
3.    Confidential Information. You acknowledge your continued obligations to maintain as confidential all confidential and proprietary information of the Company under Section 4 of your Employee Agreement.
4.    Release.
(a)General Release. In exchange for the consideration recited in Section 1 of the Standard Release, you, personally and for your heirs, executors, administrators, successors and assigns, hereby agree to forever and fully release and discharge the Company and its subsidiaries, successors, predecessors and affiliates, and its and their respective current and former partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns (each, a “Released Party,” and together, the “Released Parties”), from any and all claims, demands, actions, causes of action, suits, damages, losses, expenses, liabilities, and obligations, in each case, of every kind and nature, and both known and unknown, individually or as part of a group action, that exist, can arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time during your employment and/or separation of employment with the Company, through to and including the Standard Release Signature Date. This general release includes, but is not limited to, any rights or claims arising under the California Constitution; California statutory and common law (including contract law, employment law and tort law); the California Fair Employment and Housing Act; the California Labor Code (including Labor Code section 132A), the Age Discrimination in Employment Act (ADEA); Title VII of the of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Employee Retirement Income Security Act (ERISA); the Worker Adjustment and Retraining Notification Act (WARN), federal and state family leave statutes; and any and all other federal, state and local laws, statutes, executive orders, regulations and common law; any claim for any loss, cost, damage or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by you as a result of this Standard Release; any and all claims for attorney’s fees and costs; and any and all claims relating to, or arising from your right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law. You and the Company agree that this is a compromise settlement of all such claims and therefore, this Standard Release does not constitute any admission of liability on the part of the Company.

You are releasing all rights under Section 1542 of the California Civil Code. Section 1542 provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
You intend these consequences even as to claims for damages that may exist as of the date this Standard Release is executed that you do not know exist and which if known, would materially affect your decision to execute this Standard Release, regardless of whether the lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause.
(b)Exclusions from General Release. The above release does not waive claims: (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the Standard Release Signature Date, (iii) that may arise after the Standard Release Signature Date, (iv) for indemnification under California Labor Code section 2802, or (v) which cannot be released by private agreement.

5.    Confidentiality of this Standard Release. Except as permitted by the terms of this Standard Release and applicable laws, the provisions of this Standard Release shall be held in strictest confidence by you and shall not be publicized or disclosed in any manner whatsoever by you at any time to any person other than your lawyer or accountant, a governmental agency, or your immediate family without the prior written consent of an officer of the Company, except as necessary in any legal proceedings directly related to the provisions and terms of this Standard Release, to prepare and file income tax forms, or as required by court order after reasonable notice to the Company.
6.    No Retaliation.  Nevertheless, nothing in this Standard Release prohibits you from reporting an event that you reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the SEC, EEOC, or DOL), from testifying truthfully under oath in any court, arbitration or administrative agency proceeding, from providing truthful information in the course of a government investigation or from cooperating in an investigation conducted by such a government agency.  This may include disclosure of trade secret or confidential information within the limitations permitted by the 2016 Defend Trade Secrets Act (DTSA).  You are hereby provided notice that under the DTSA, (1) no individual will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

7.    Voluntary Waiver and Release, Acknowledgement of Waiver of Claims, Advice of Counsel, Consideration, Revocation and Other Information. You acknowledge you are waiving and releasing rights you have under the law and that this waiver and release is executed knowingly and voluntarily without any coercion, duress or undue influence. You acknowledge that the consideration given for this Standard Release is in addition to anything of value to which you were already entitled. You further acknowledge notice in writing that:
(a)     your waiver and release of rights under this Standard Release are voluntary and deliberate, and that you are acting of your own free will in executing this Standard Release and you had an opportunity to ask questions concerning this Standard Release;
(b)     through this Standard Release, you are releasing the Released Parties from any and all claims, that you may have against any of the Released Parties;
(c)     your waiver and release, as set forth in this Standard Release, do not apply to any rights or claims that may arise after the date you sign this Standard Release;

(d)     the Company hereby advises you that, before signing this Standard Release, you should consult with an attorney, although you may choose voluntarily not to do so;
(e)    you have had at least forty-five (45) days to consider whether to sign this Standard Release, although you may choose voluntarily to sign it earlier;
(f)     changes to this Standard Release, whether material or immaterial, do not restart the running of the forty-five (45) day consideration period;
(g)     you may challenge the knowing and voluntary nature of this release under any applicable federal, state, or local agency charged with the enforcement of any employment laws, such as under the Older Workers Benefit Protection Act and the ADEA before a court, the EEOC, the NLRB, or any other; and
(h)     you have seven (7) days following the date you sign this Standard Release to revoke it by delivering written notice to the Company’s General Counsel at the address below or by facsimile:
Mark A. Wilson, Senior Vice President & General Counsel
Nektar Therapeutics
455 Mission Bay Boulevard South
San Francisco, CA 94158
(415) 339-5322 (facsimile)

If the revocation period expires on a weekend or holiday, you will have until the end of the next business day to revoke it. This Standard Release will become effective on the eighth day after you sign this Standard Release, provided you do not revoke this Standard Release (“the Standard Release Effective Date”) prior to the expiration of the seven (7) day revocation period as provided above.
8.    Entire Agreement; Modification. This Standard Release is governed by California law. The Agreement, the Standard Release and your Employee Agreement, if any, constitute the complete and only agreement between you and the Company on these subjects. In entering this Standard Release, you are not relying on any promise or representation, written or oral, other than those expressly contained in the Agreement and this Standard Release. Any prior agreements between or directly involving you and the Company are superseded by the Agreement and this Standard Release, except for your Employee Agreement with the Company, the Equity Plans, and Award Agreements. This Standard Release may not be modified except in a writing signed by both you and a Senior Vice President of the Company. This Standard Release shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Released Parties, their heirs, successors and assigns. Any determination that a provision of this Standard Release is invalid or unenforceable, in whole or in part, will not affect any other provision of this Standard Release, and the provision in question shall be modified by the court so as to be rendered enforceable in accordance with the intent of the parties to the extent possible.
9.    General. The headings in this Standard Release are provided for reference only and shall not affect the substance of this Standard Release. This Standard Release may be signed in counterparts. This Standard Release may be executed by electronic means and such signatures shall be deemed to bind each Party with the same force and effect as a handwritten signature.
[Remainder of Page Intentionally Blank]

If this Standard Release is acceptable to you, please sign below and return the original to Human Resources no later than August 14, 2022. The Company’s offer to enter this Standard Release will automatically expire if we do not receive your executed Standard Release by the aforementioned time period.

PLEASE READ THIS STANDARD RELEASE AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS STANDARD RELEASE CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING CLAIMS UNDER TITLE VII, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT, TO THE EXTENT PERMITTED BY LAW.

I acknowledge and agree that I have read and understand this Standard Release, am signing this Standard Release knowing I could be waiving valuable rights, and acknowledge that this Standard Release is final and binding.
JOHN NORTHCOTT        Position: SVP & Chief Commercial Officer

        Dated:
         the “Standard Release Signature Date”

Nektar Therapeutics
By:        Dated:
Howard W. Robin
President and Chief Executive Officer